Exhibit 99.1

Concrete Pumping Holdings Reports First Quarter Fiscal Year 2025 Results

- Announces Extension of Existing Share Repurchase Plan -

DENVER, CO – March 11, 2025 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the first quarter ended January 31, 2025.

First Quarter Fiscal Year 2025 Summary vs. First Quarter of Fiscal Year 2024 (where applicable)

●	Revenue of $86.4 million compared to $97.7 million.
●	Gross profit of $31.2 million compared to $33.3 million.
●	Income from operations of $3.5 million compared to $1.5 million.
●	Net loss of $2.6 million compared to a net loss of $3.8 million.
●	Net loss attributable to common shareholders was $3.1 million, or $(0.06) per diluted share, compared to a net loss of $4.3 million, or $(0.08) per diluted share.
●	Adjusted EBITDA[1] of $17.0 million compared to $19.3 million, with Adjusted EBITDA margin[1] unchanged at 19.7%.
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $339.9 million. Total available liquidity at quarter end was $409.6 million compared to $217.0 million one year ago.
●	Leverage ratio[1] at quarter end of 3.1x.

Management Commentary

"Despite the challenges presented by a persistent elevated interest rate environment, which continued to affect our commercial construction volume in the first quarter and delayed project starts in both the U.S. and U.K., coupled with severe weather events in our central, mountain and southeastern regions, we remained resilient. Our flexible cost structure and disciplined fleet management strategy allowed us to maintain strong Adjusted EBITDA margins despite the reduced volume,” said Bruce Young, CEO of CPH.

“With the successful refinancing of our senior notes during the current quarter, in addition to the upsize of our asset-based lending facility in September of 2024, our balance sheet and liquidity are stronger than ever and we are well-positioned for shareholder value creation initiatives, including the special dividend paid in February and potential future M&A opportunities. Looking ahead to the remainder of the fiscal year, we remain optimistic for a commercial market recovery, although the current timing has been prolonged.”

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

First Quarter Fiscal Year 2025 Financial Results

Revenue in the first quarter of fiscal year 2025 was $86.4 million compared to $97.7 million in the first quarter of fiscal year 2024. The decrease was mostly attributable to a volume decline in the Company’s U.S. Concrete Pumping segment due to a slowdown in commercial construction volume, mostly due to restrictive monetary policy in the U.S. and severe weather conditions in the Company’s central, mountain and southeastern market regions. This was partially offset by continued strong growth in the Concrete Waste Management Services segment.

Gross profit in the first quarter of fiscal year 2025 was $31.2 million compared to $33.3 million in the prior year quarter. Gross margin improved 200 basis points to 36.1% compared to 34.1% in the prior year quarter. The improvement in gross margin was primarily related to better fuel and commercial insurance costs.

General and administrative expenses in the first quarter declined 13% to $27.8 million compared to $31.9 million in the prior year quarter primarily due to: (1) the non-recurring $3.5 million sales tax litigation-related charge in the first quarter of 2024, (2) non-cash decreases in amortization expense of $0.9 million, and (3) lower labor costs of approximately $0.8 million, which were partially offset by a decrease in currency gain of $0.7 million and higher professional fees of $0.6 million. As a percentage of revenue, G&A costs improved to 32.2% in the first quarter compared to 32.7% in the prior year quarter.

Net loss in the first quarter of fiscal year 2025 was $2.6 million compared to a net loss of $3.8 million in the prior year quarter. Net loss attributable to common shareholders in the first quarter of fiscal year 2025 was $3.1 million, or $(0.06) per diluted share, compared to a net loss of $4.3 million, or $(0.08) per diluted share, in the prior year quarter.

Adjusted EBITDA in the first quarter of fiscal year 2025 was $17.0 million compared to $19.3 million in the prior year quarter. Adjusted EBITDA margin was unchanged at 19.7%.

Liquidity

On January 31, 2025, the Company had debt outstanding of $425.0 million, net debt of $339.9 million and total available liquidity of $409.6 million. Compared to the prior year, this equates to a $33.4 million reduction in net debt and an increase of $192.6 million in total liquidity.

Net debt and total liquidity as of January 31, 2025 includes the $53 million in cash used to pay the special dividend on February 3, 2025.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal year 2025 was $56.9 million compared to $66.7 million in the prior year quarter. The decline was driven by the aforementioned slowdown in commercial construction volume and severe weather. Net loss in the first quarter of fiscal year 2025 was $3.1 million compared to a net loss of $3.2 million in the prior year quarter. Adjusted EBITDA was $9.2 million in the first quarter of fiscal year 2025 compared to $11.6 million in the prior year quarter. These decreases were largely driven by the revenue decline, while the impact on net loss was also impacted by the non-recurring $3.5 million sales tax litigation-related charge incurred in fiscal 2024.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal year 2025 increased 7% to $16.7 million compared to $15.6 million in the prior year quarter. The increase was driven by organic volume growth and pricing improvements. Net income in the first quarter of fiscal year 2025 was $0.2 million compared to a net loss of $1.2 million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal year 2025 increased to $5.0 million compared to $4.5 million in the prior year quarter. Increases in both net income and adjusted EBITDA are mostly due to increases in revenue as discussed above.

U.K. Operations. Revenue in the first quarter of fiscal year 2025 was $12.8 million compared to $15.4 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 16% year-over-year, due to the aforementioned slowdown in commercial construction volume. Net income in the first quarter of fiscal year 2025 was $0.2 million compared to $0.5 million in the prior year quarter. Adjusted EBITDA was $2.8 million in the first quarter of fiscal year 2025 compared to $3.2 million in the prior year quarter. Excluding the impact from foreign currency translation, net income and adjusted EBITDA changes were minimal.

Fiscal Year 2025 Outlook

The Company now expects fiscal year 2025 revenue to range between $400.0 million to $420.0 million, Adjusted EBITDA to range between $105.0 million to $115.0 million, and free cash flow2 to be approximately $60.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Share Repurchase Program

In March 2025, the Company's board of directors extended the expiration date of its existing share repurchase program, from March 31, 2025 to December 31, 2026. As of January 31, 2025, the Company has $15.1 million available for repurchase under its repurchase program.

During the first three months of fiscal year 2025, the Company repurchased 296,267 shares for a total of $1.9 million at an average share price of $6.53 per share.

 Conference Call

The Company will hold a conference call on Tuesday, March 11, 2025, at 5:00 p.m. Eastern time to discuss its first quarter 2025 results.

Date: Tuesday, March 11, 2025

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13751337

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1705536&tp_key=95b8582acb as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through March 18, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13751337

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2025, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 branch locations across 22 states, concrete pumping services in the U.K. from approximately 35 branch locations, and route-based concrete waste management services from 20 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2025 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of January 31,	As of October 31,
(in thousands, except per share amounts)	2025	2024
Current assets:
Cash and cash equivalents	$85,132	$43,041
Receivables, net of allowance for doubtful accounts of $868 and $916, respectively	42,990	56,441
Inventory	6,197	5,922
Prepaid expenses and other current assets	6,594	6,956
Total current assets	140,913	112,360

Property, plant and equipment, net	408,612	415,726
Intangible assets, net	102,354	105,612
Goodwill	222,157	222,996
Right-of-use operating lease assets	25,612	26,179
Other non-current assets	10,820	12,578
Deferred financing costs	2,417	2,539
Total assets	$912,885	$897,990

Current liabilities:
Revolving loan	$-	$20
Operating lease obligations, current portion	4,942	4,817
Accounts payable	4,122	7,668
Accrued payroll and payroll expenses	8,217	14,303
Accrued expenses and other current liabilities	74,379	28,673
Income taxes payable	1,566	850
Total current liabilities	93,226	56,331

Long term debt, net of discount for deferred financing costs	417,055	373,260
Operating lease obligations, non-current	21,093	21,716
Deferred income taxes	84,480	86,647
Other liabilities, non-current	11,296	13,321
Total liabilities	627,150	551,275

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2025 and October 31, 2024	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 53,146,589 and 53,273,644 issued and outstanding as of January 31, 2025 and October 31, 2024, respectively	6	6
Additional paid-in capital	388,199	386,313
Treasury stock	(29,981)	(25,881)
Accumulated other comprehensive loss	(3,478)	(483)
Accumulated deficit	(94,011)	(38,240)
Total stockholders' equity	260,735	321,715

Total liabilities and stockholders' equity	$912,885	$897,990

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended January 31,
(in thousands, except per share amounts)	2025	2024

Revenue	$86,447	$97,711
Cost of operations	55,212	64,397
Gross profit	31,235	33,314
Gross margin	36.1%	34.1%

General and administrative expenses	27,750	31,858
Income from operations	3,485	1,456

Interest expense and amortization of deferred financing costs	(6,215)	(6,523)
Loss on extinguishment of debt	(1,392)	-
Interest income	413	60
Change in fair value of warrant liabilities	-	130
Other income (expense), net	34	40
Loss before income taxes	(3,675)	(4,837)

Income tax benefit	(1,036)	(1,011)

Net loss	(2,639)	(3,826)

Less preferred shares dividends	(440)	(440)

Loss available to common shareholders	$(3,079)	$(4,266)

Weighted average common shares outstanding
Basic	53,045	53,315
Diluted	53,045	53,315

Net income per common share
Basic	$(0.06)	$(0.08)
Diluted	$(0.06)	$(0.08)

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Three Months Ended January 31,
(in thousands, except per share amounts)	2025	2024

Net loss	$(2,639)	$(3,826)
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	1,284	1,281
Foreign currency adjustments	(41)	(736)
Depreciation	10,172	10,202
Deferred income taxes	(1,787)	(1,825)
Amortization of deferred financing costs	480	445
Amortization of intangible assets	3,028	3,895
Stock-based compensation expense	367	536
Change in fair value of warrant liabilities	-	(130)
Loss on extinguishment of debt	1,392	-
Net gain on the sale of property, plant and equipment	(192)	(305)
Other operating activities	(37)	46
Net changes in operating assets and liabilities:
Receivables	13,206	13,894
Inventory	(332)	616
Other operating assets	(1,415)	(564)
Accounts payable	(3,343)	(3,865)
Other operating liabilities	(14,111)	635
Net cash provided by operating activities	6,032	20,299

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,841)	(17,766)
Proceeds from sale of property, plant and equipment	1,989	1,282
Net cash used in investing activities	(3,852)	(16,484)

Cash flows from financing activities:
Proceeds on long term debt	425,000	-
Payments on long term debt	(375,000)	-
Proceeds on revolving loan	65,466	84,173
Payments on revolving loan	(65,486)	(90,107)
Payment of debt issuance costs	(7,312)	-
Purchase of treasury stock	(2,582)	(1,098)
Other financing activities	(67)	1,449
Net cash provided by (used in) financing activities	40,019	(5,583)
Effect of foreign currency exchange rate changes on cash	(108)	595
Net increase (decrease) in cash and cash equivalents	42,091	(1,173)
Cash and cash equivalents:
Beginning of period	43,041	15,861
End of period	$85,132	$14,688

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$56,914	$66,683	$(9,769)	(14.6)%
U.S. Concrete Waste Management Services(1)	16,693	15,620	1,073	6.9%
U.K. Operations	12,840	15,408	(2,568)	(16.7)%
Total revenue	$86,447	$97,711	$(11,264)	(11.5)%

(1) For both periods presented, intersegment revenue of $0.1 million has been excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2025, the Company updated its methodology in which the Company allocates its corporate costs to better align with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation.

	Three Months Ended January 31, 2024
(in thousands)	U.S. Concrete Pumping	U.S. Concrete Waste Management Services
As Previously Reported
Net income (loss)	$(6,845)	$2,405
Interest expense and amortization of deferred financing costs, net of interest income	5,754	-
EBITDA	7,036	5,380
Stock-based compensation	536	-
Other income, net	(20)	(7)
Other Adjustments	3,154	-
Adjusted EBITDA	10,706	5,373

Recast Adjustment
Net income (loss)	$3,642	$(3,642)
Interest expense and amortization of deferred financing costs, net of interest income	(1,757)	1,757
EBITDA	1,885	(1,885)
Stock-based compensation	(161)	161
Other expense (income), net	3	(3)
Other Adjustments	(841)	841
Adjusted EBITDA	886	(886)

Current Report As Recast
Net loss	$(3,203)	$(1,237)
Interest expense and amortization of deferred financing costs, net of interest income	3,997	1,757
EBITDA	8,921	3,495
Stock-based compensation	375	161
Other income, net	(17)	(10)
Other Adjustments	2,313	841
Adjusted EBITDA	11,592	4,487

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (loss)
	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$(3,080)	$(3,203)	$123	3.8%
U.S. Concrete Waste Management Services	224	(1,237)	1,461	118.1%
U.K. Operations	217	484	(267)	(55.2)%
Other	-	130	(130)	*
Total	$(2,639)	$(3,826)	$1,187	(31.0)%
*Change is not meaningful

	Adjusted EBITDA
	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$9,159	$11,592	$(2,433)	(21.0)%
U.S. Concrete Waste Management Services	5,024	4,487	537	12.0%
U.K. Operations	2,828	3,202	(374)	(11.7)%
Total	$17,011	$19,281	$(2,270)	(11.8)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings (Loss) Per Diluted Share

Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16
Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16
Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)

[1]Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.
*Q1 2025 capex includes approximately $2 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended January 31,
(dollars in thousands)	2025	2024
Consolidated
Net loss	$(2,639)	$(3,826)
Interest expense and amortization of deferred financing costs, net of interest income	5,802	6,463
Income tax benefit	(1,036)	(1,011)
Depreciation and amortization	13,200	14,097
EBITDA	15,327	15,723
Loss on debt extinguishment	1,392	-
Stock based compensation	367	536
Change in fair value of warrant liabilities	-	(130)
Other expense (income), net	(34)	(39)
Other adjustments(1)	(41)	3,191
Adjusted EBITDA	$17,011	$19,281

U.S. Concrete Pumping
Net loss	$(3,080)	$(3,203)
Interest expense and amortization of deferred financing costs, net of interest income	3,311	3,997
Income tax benefit	(1,180)	(2,103)
Depreciation and amortization	9,075	10,230
EBITDA	8,126	8,921
Loss on debt extinguishment	862	-
Stock based compensation	238	375
Other expense (income), net	(13)	(17)
Other adjustments(1)	(54)	2,313
Adjusted EBITDA	$9,159	$11,592

U.S. Concrete Waste Management Services
Net income (loss)	$224	$(1,237)
Interest expense and amortization of deferred financing costs, net of interest income	1,772	1,757
Income tax expense	83	916
Depreciation and amortization	2,276	2,059
EBITDA	4,355	3,495
Loss on debt extinguishment	530	-
Stock based compensation	129	161
Other expense (income), net	(3)	(10)
Other adjustments	13	841
Adjusted EBITDA	$5,024	$4,487

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the three months ended January 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended January 31,
(dollars in thousands)	2025	2024
U.K. Operations
Net income	$217	$484
Interest expense, net	719	709
Income tax expense	61	176
Depreciation and amortization	1,849	1,808
EBITDA	2,846	3,177
Other expense (income), net	(18)	(13)
Other adjustments	-	38
Adjusted EBITDA	$2,828	$3,202

Other
Net income	$-	$130
EBITDA	-	130
Change in fair value of warrant liabilities	-	(130)
Adjusted EBITDA	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,
(in thousands)	2024	2024	2024	2024	2025
Senior Notes	375,000	375,000	375,000	375,000	425,000
Revolving loan draws outstanding	13,021	16,428	-	20	-
Less: Cash	(14,688)	(17,956)	(26,333)	(43,041)	(85,132)
Net debt	$373,333	$373,472	$348,667	$331,979	$339,868

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Consolidated
Net income (loss)	$9,391	$(3,826)	$3,046	$7,560	$9,427	$(2,639)
Interest expense and amortization of deferred financing costs	6,834	6,463	6,873	6,261	5,976	5,802
Income tax expense (benefit)	3,345	(1,011)	2,180	3,081	3,854	(1,036)
Depreciation and amortization	14,789	14,097	14,239	14,491	14,283	13,200
EBITDA	34,359	15,723	26,338	31,393	33,540	15,327
Transaction expenses	29	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	-	1,392
Stock based compensation	709	536	737	644	477	367
Change in fair value of warrant liabilities	(260)	(130)	-	-	-	-
Other expense (income), net	(34)	(39)	(44)	(276)	(47)	(34)
Other adjustments(1)	1,002	3,191	517	(123)	(290)	(41)
Adjusted EBITDA	$35,805	$19,281	$27,548	$31,638	$33,680	$17,011

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.